UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: January 31, 2005

(Date of earliest event reported)

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices and zip code)

(610) 265-3229

(Registrant’s telephone number, including area code)

1075 First Avenue, King of Prussia, PA 19406

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 31, 2005, as part of an overall reorganization of the Registrant’s business management structure, the Registrant entered into an offer letter with Stephen J. Gold to hire Mr. Gold as Executive Vice President and Chief Information Officer of the Registrant. Pursuant to such agreement, during the first year of his employment, Mr. Gold will receive a base salary of $325,000 and a bonus equal to 50% of his base salary, plus such additional compensation, including equity compensation, specified in the offer letter. In future years, Mr. Gold’s base salary will be subject to adjustment and he will be eligible to earn a bonus up to 50% of his base salary as specified in the offer letter.

Item 7.01. Regulation FD Disclosure.

The Registrant announced that as part of an overall reorganization of the Registrant’s business management structure, it has hired Stephen J. Gold to the position of Executive Vice President and Chief Information Officer. Mr. Gold will report to Robert Blyskal, Co-President and Chief Operating Officer of the Registrant. Since 2003, Mr. Gold has served as Corporate Vice President of U.S. Human Health Information Services for Merck & Company, Inc. From 1993 to 2003, Mr. Gold held a variety of positions with increasing responsibility within Merck’s former subsidiary, Medco Health Solutions, Inc., most recently as Senior Vice President and Chief Information Officer of Medco.

Item 9.01 Financial Statements and Exhibits

10.1	Offer Letter, dated January 31, 2005, between GSI Commerce, Inc. and Stephen J. Gold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman, Co-President and Chief Executive Officer

Dated: February 2, 2005